UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Pharsight Corporation

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NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

To be held August 11, 2005

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Pharsight Corporation, a Delaware corporation (“Pharsight”), will be held on Thursday, August 11, 2005, at 10:30 a.m., Pacific time, at Pharsight’s corporate headquarters, 800 West El Camino Real, Suite 200, Mountain View, California 94040, for the following purposes:

1. To elect directors to serve for the ensuing year or until their respective successors have been duly elected and qualified.

2. To ratify the appointment of Ernst & Young LLP as Pharsight’s independent registered public accounting firm for the fiscal year ending March 31, 2006.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

Only holders of record of Pharsight’s common stock, Series A convertible preferred stock, and Series B convertible preferred stock at the close of business on June 20, 2005, the record date, are entitled to vote on the matters listed in this Notice of Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please vote as soon as possible by mail by completing, signing, dating and returning the enclosed paper proxy card in the postage-prepaid envelope enclosed for that purpose. For further details, please see the section entitled “Voting” on page 2 of the accompanying Proxy Statement. Any stockholder attending the Annual Meeting may vote in person even if he or she has voted by proxy card.

By Order of the Board of Directors of Pharsight Corporation

Cynthia Stephens
Senior Vice President, Chief Financial Officer and Corporate Secretary

Mountain View, California

July 7, 2005

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY COMPLETING AND RETURNING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

PHARSIGHT CORPORATION

PROXY STATEMENT

FOR

2005 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

This Proxy Statement is being furnished to holders of common stock, par value $0.001 per share (the “Common Stock”), holders of Series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”) and holders of Series B convertible preferred stock, par value $0.001 per share (the “Series B Preferred Stock,” and together with the Series A Preferred Stock, the “Preferred Stock”) of Pharsight Corporation, a Delaware corporation (“Pharsight” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of Pharsight for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, August 11, 2005, at 10:30 a.m., Pacific time, and at any adjournment or postponement thereof for the purpose of considering and acting upon the matters set forth herein. The Annual Meeting will be held at Pharsight’s corporate offices, located at 800 West El Camino Real, Suite 200, Mountain View, California 94040. The telephone number at that location is (650) 314-3800.

This Proxy Statement, the accompanying form of proxy card and the Company’s Annual Report on Form 10-K are first being mailed on or about July 7, 2005, to all stockholders entitled to vote at the Annual Meeting.

Stockholders Entitled to Vote; Record Date

Only holders of record of Pharsight’s Common Stock and Preferred Stock at the close of business on June 20, 2005 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock and four votes for each share of Preferred Stock held as of the Record Date on all matters properly submitted for the vote of stockholders at the Annual Meeting. As of the record date, there were 19,361,009 shares of Common Stock, 1,814,662 shares of Series A Preferred Stock, and 54,423 shares of Series B Preferred Stock outstanding and entitled to vote at the Annual Meeting. For information regarding security ownership by management and by the beneficial owners of more than five percent (5%) of Pharsight’s Common Stock and Preferred Stock, see “Share Ownership by Principal Stockholders and Management” beginning on page 11.

Quorum; Required Vote

The presence of the holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy card. Under the General Corporation Law of the State of Delaware, abstentions and “broker non-votes” are counted as present and entitled to vote and therefore are included for the purposes of determining whether a quorum is present at the Annual Meeting.

With respect to the election of directors, stockholders may exercise cumulative voting rights. Under cumulative voting, each holder of Common Stock will be entitled to seven votes for each share of Common Stock held and each holder of Preferred Stock will be entitled to twenty-eight votes for each share of Preferred Stock held. Each stockholder may give one nominee for director all the votes the stockholder is entitled to cast, or may distribute votes among as many nominees as the stockholder chooses. However, no stockholder will be entitled to cumulate votes unless the nominee’s name has been placed in nomination prior to the voting and at least one stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate votes. Unless the proxy holders are otherwise instructed, stockholders, by means of the accompanying proxy, will grant the proxy holders discretionary authority to cumulate votes.

A plurality of the votes duly cast is required for the election of directors. The seven nominees for director receiving the highest number of affirmative votes shall be elected as directors. Therefore, abstentions or broker non-votes will not affect the outcome of the election.

The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of Ernst & Young LLP as auditors. Abstentions are deemed to be “votes cast,” and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast, and therefore are not included in the tabulation of the voting results on this proposal.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting

Voting by proxy card. All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Voting by attending the meeting. A stockholder may also vote his or her shares in person at the Annual Meeting. A stockholder planning to attend the Annual Meeting should bring proof of identification for entrance to the Annual Meeting. If a stockholder attends the Annual Meeting, he or she may also submit his or her vote in person, and any previous votes that were submitted by the stockholder will be superseded by the vote that such stockholder casts at the Annual Meeting.

Revocability of proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by (1) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Corporate Secretary of the Company or should be sent so as to be delivered to Pharsight Corporation, 800 West El Camino Real, Suite 200, Mountain View, California, 94040, Attention: Corporate Secretary.

Expenses of Solicitation

Pharsight will bear all expenses of this solicitation, including the cost of preparing and mailing this solicitation material. The Company may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock or Preferred Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of the Company may also solicit proxies in person or by telephone, letter, e-mail, telegram, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. The Company’s costs for such services, if retained, will not be significant.

Procedure for Submitting Stockholder Proposals

Requirements for stockholder proposals to be considered for inclusion in the Company’s proxy materials. Stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be included in the Company’s proxy materials for the 2006 annual meeting of stockholders, stockholder proposals must be received by the Secretary of the Company no later than March 9, 2006, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting. In addition, the Company’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Nominating and Corporate Governance Committee or (3) any stockholder entitled to vote who has delivered written notice to the Secretary of the Company within the Notice Period (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations. However, if a stockholder wishes only to recommend a candidate for consideration by the Nominating and Corporate Governance Committee as a potential nominee for the Company’s Board of Directors, see the procedures discussed in “Proposal One: Election of Directors—Corporate Governance Matters” beginning on page 8.

The Company’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by any stockholder entitled to vote who has written notice delivered to the Secretary of the Company within the Notice Period (as defined below), which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Period” is defined as that period not less than 90 days nor more than 120 days prior to the anniversary of the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2006 annual stockholder meeting will start on April 14, 2006 and end on May 14, 2006.

If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, the Company need not present the proposal for vote at such meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not included in the Company’s proxy materials, should be sent to Pharsight Corporation, 800 West El Camino Real, Suite 200, Mountain View, California, 94040, Attention: Corporate Secretary.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Company’s Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, with each class having a three-year term; provided, however, that if the Company ceases to be a “listed corporation” within the meaning of Section 301.5 of the California General Corporation Law, as amended (the “CGCL”), the Board of Directors shall cease to be divided into classes and all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting of stockholders. On November 8, 2002, the Company ceased trading on The Nasdaq National Market and began trading on the Over-The-Counter Bulletin Board system. As a result, the Company is not currently a “listed corporation” within the meaning of Section 301.5 of the CGCL, and therefore, all directors of the Company shall be elected at each annual meeting of the stockholders to hold office until the next annual meeting of stockholders.

The Company’s Board of Directors is currently comprised of eight directors. The Board of Directors has selected seven nominees for election to the Company’s board of directors, all of whom have been recommended for nomination by the Nominating and Corporate Governance Committee of the Board of Directors and all of whom are currently serving as directors of the Company. All nominees were elected by the stockholders at last year’s annual meeting, with the exception of Howard B. Rosen. In 2004, a third-party search firm engaged by the Company recommended Mr. Rosen as a member of the Board of Directors. After conducting its evaluation, including interviews with Mr. Rosen, the Nominating and Corporate Governance Committee recommended his election to the Board of Directors. In October 2004, the Board of Directors appointed Mr. Rosen as a director. Steven D. Brooks, a current member of the Board of Directors, is not standing for re-election and his term will end at the Annual Meeting. Pursuant to the Company’s certificate of incorporation, the Board of Directors intends to reduce the size of the board to seven directors following the Annual Meeting.

The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been duly elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees named below. Your proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The name, age and principal occupation of each nominee as of June 20, 2005, are set forth below. There are no family relationships among directors or executive officers of the Company.

The Board of Directors recommends a vote “FOR” the nominees listed below.

Information Regarding Nominees

Name	Age	Principal Occupation and Business Experience
Arthur H. Reidel	54	Chairman of the Board of Directors of Pharsight; Venture Partner, Lightspeed Venture Partners. Mr. Reidel has been a member of the Board of Directors since April 1995. He served as the Company’s President from April 1995 to August 1995, and served as the Company’s President and Chief Executive Officer from February 1996 to February 2002. He has also served as the Chairman of the Company’s Board of Directors since May 1995. Since April 2003, Mr. Reidel has been a venture partner of Lightspeed Venture Partners. He was a private investor and consultant from April 1995 to March 1996, during which he was involved in the formation of three start-up companies and performed consulting services for two other companies.

Name	Age	Principal Occupation and Business Experience
		From October 1994 to March 1995, he served as Vice President, Business Development of Viewlogic Systems, Inc., a software firm. From 1992 to 1994, Mr. Reidel served as President and Chief Executive Officer of Sunrise Test Systems, Inc., a privately held software firm acquired by Viewlogic Systems, Inc. in September 1994. Mr. Reidel received a B.S. in Mathematics from Massachusetts Institute of Technology.
Shawn M. O’Connor	45	Chief Executive Officer and President of Pharsight. Mr. O’Connor has been a member of the Board of Directors since February 2003 and has been the Company’s President and Chief Executive Officer since February 2003. Mr. O’Connor joined Pharsight in September 2002 as its Senior Vice President and Chief Financial Officer. Mr. O’Connor has more than 20 years of experience in high technology executive management. Prior to joining Pharsight, Mr. O’Connor was the President and Chief Operating Officer of QRS Corporation, a provider of business-to-business e-commerce services to the retail industry, from February 1995 to September 2001. Prior to QRS, Mr. O’Connor served as Chief Financial Officer of Diasonics
		Ultrasound, Inc., a publicly held medical equipment manufacturer, from June 1987 to September 1994. Mr. O’Connor began his career as a certified public accountant with the accounting firm Peat Marwick in both the San Francisco and London offices. Mr. O’Connor holds a B.S. from the University of California, Berkeley in Finance & Business Administration and is a graduate of the Executive Education Program at the Stanford Graduate School of Business.
Philippe O. Chambon, M.D., Ph.D.	47	General Partner, Sprout Group. Dr. Chambon has been a member of the Board of Directors since May 1997. Since January 1997, Dr. Chambon has been General Partner of the Sprout Group, a private equity firm. He joined Sprout Group in May 1995. He is currently a director of Nuvelo, Inc., a gene research company, as well as several other private companies. Dr. Chambon received an M.D. and Ph.D. from the University of Paris and an M.B.A. from Columbia University.
Robert B. Chess	48	Chairman of Nektar Therapeutics. Mr. Chess has been a member of the Board of Directors since April 2000. Mr. Chess is Chairman of Nektar, Inc., (formerly Inhale Therapeutic Systems, Inc.,) a provider of pulmonary delivery systems for biotechnology drugs. Mr. Chess has been at Nektar since 1991 and served as its President and Chief Executive Officer until August 1998 and as its co-Chief Executive Officer until April 2000. In addition, Mr. Chess currently serves on the board of directors of CoTherix, Inc. a publicly traded company. From September 1990 until October 1991, he was an Associate Deputy Director in the White House Office of Policy Development. In March 1987, Mr. Chess co-founded Penederm Incorporated, a topical dermatological drug delivery company, and served as its President from February 1989 until October 1989. Prior to co-founding Penederm, Mr. Chess held management positions at Intel Corp., a semiconductor manufacturer, and Metaphor, a computer software company that was acquired by International Business Machines. Mr. Chess received a B.S. in Engineering from the California Institute of Technology and an M.B.A. from the Harvard Business School.

Name	Age	Principal Occupation and Business Experience
Howard B. Rosen	47	Vice President, Commercial Strategy at Gilead Sciences, Inc. Mr. Rosen has been a member of the Board of Directors since October 2004. From 1994 to 2004, Mr. Rosen held roles at ALZA Corporation. Most recently at ALZA, Mr. Rosen served as its President; prior to this, he was the Vice President, Product Development. Previously during his 10-year tenure at ALZA, Mr. Rosen had responsibilities for mergers and acquisitions, R&D planning, and technology ventures. From 1993 to 1994, he managed the west coast practice of Integral, Inc (now Analysis Group, Inc.); from 1989 through 1993 he served as Director, Corporate Development at GenPharm International, Inc. (which was acquired by Medarex, Inc. in 1997) and prior to that, from 1987 to 1989, he was a consultant in the San Francisco office of McKinsey & Co. He is a member of the Stanford University Advisory Councils on Interdisciplinary Biosciences and the School of Engineering. Mr. Rosen holds an MBA and a BS in Chemical Engineering from Stanford University and a MS in Chemical Engineering from MIT.

Douglas E. Kelly, M.D.	44	Partner, Alloy Ventures. Dr. Kelly has been a member of the Board of Directors since February 1996. Dr. Kelly has been a partner at Alloy Ventures, Inc., formerly Asset Management Associates, a venture capital and investment management firm, since 1993. Dr. Kelly is a director of Favrille, Inc. and several privately held companies. Dr. Kelly received a B.A. in Biochemistry and Molecular Biology from the University of California, San Diego, an M.D. from the Albert Einstein College of Medicine and an M.B.A. from the Stanford University Graduate School of Business.

Dean O. Morton	73	Retired Chief Operating Officer, Hewlett-Packard Company. Mr. Morton has been a member of the Board of Directors since April 2000. Mr. Morton was the Executive Vice President, Chief Operating Officer and a Director of Hewlett-Packard Company, a manufacturer of computer systems and test and measurement instruments, from 1984 until his retirement in 1992. Mr. Morton is a director of BEA Systems and Cepheid. Mr. Morton received a B.S. from Kansas State University and an M.B.A. from Harvard Business School.

Board Meetings and Committees

The Board of Directors held four meetings during the fiscal year ended March 31, 2005, and each director attended seventy-five percent (75%) or more of the aggregate of the total number of meetings of the Board of Directors and total number of meetings held by all committees of the Board of Directors on which he served during the past fiscal year.

The Board of Directors currently has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

Audit Committee. The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Messrs. Brooks, Chess and Morton, each of whom is “independent,” as such term is defined for audit committee members by the listing standards of The Nasdaq Stock Market. Effective August 11, 2005, Mr. Rosen, who is “independent” as such term is defined for audit committee members by the listing standards of The Nasdaq Stock Market, will replace Mr. Brooks on the Audit

Committee. The Board of Directors has determined that Dean O. Morton is an “audit committee financial expert” as defined under the rules of the Securities Exchange Commission (the “SEC”).

The Audit Committee (1) provides oversight of the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements, (2) assists the Board of Directors in oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, and the Company’s internal accounting and financial controls, and (3) provides to the Board of Directors such information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.

The Audit Committee held fourteen meetings during the fiscal year ended March 31, 2005. The Audit Committee has adopted a written charter approved by the Board of Directors, which is attached to this Proxy Statement as Annex A. The Audit Committee Charter is also available on the Company’s website at http://www.pharsight.com—“Investor Relations”—“Corporate Governance”—“Committee Composition and Charters.”

Compensation Committee. The Compensation Committee currently consists of Messrs. Chambon and Kelly, each of whom is “independent” as defined in the listing standards of the Nasdaq Stock Market. The Compensation Committee reviews and approves the compensation and benefits for the Company’s executive officers, administers the Company’s stock plans and performs such other duties as may from time to time be determined by the Board of Directors.

The Compensation Committee held five meetings during the fiscal year ended March 31, 2005. The Compensation Committee has adopted a written charter approved by the Board of Directors. The Compensation Committee Charter is also available on the Company’s website at http://www.pharsight.com—“Investor Relations”—“Corporate Governance”—“Committee Composition and Charters.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Messrs. Kelly, Morton and Reidel. Messrs. Kelly and Morton are “independent” as defined in the listing standards of The Nasdaq Stock Market.

The Nominating and Corporate Governance Committee is responsible for developing general criteria regarding the qualifications and selection of Board members, recommending candidates for election to the Board of Directors, reviewing and making recommendations regarding the composition and mandate of Board committees, developing overall governance guidelines, and overseeing the performance and compensation of the Board of Directors. It is the policy of the Nominating and Corporate Governance Committee to consider nominees for the Board of Directors submitted by the stockholders of the Company; for more information see the discussion in “Corporate Governance Matters” beginning on page 8.

The Nominating and Corporate Governance Committee held four meetings during the fiscal year ended March 31, 2005. The Nominating and Corporate Governance Committee has adopted a written charter approved by the Board of Directors. The Nominating and Corporate Governance Committee Charter is also available on the Company’s website at http://www.pharsight.com—“Investor Relations”—“Corporate Governance”—“Committee Composition and Charters.”

Director Compensation

Directors receive cash compensation from Pharsight for their services as members of the Board of Directors or committees or for attendance at any such meetings as set forth below. The Company’s directors may be reimbursed for certain reasonable expenses in connection with attendance at board and board committee meetings. In addition, each non-employee director of Pharsight receives an annual grant of options to purchase 10,000 shares of Common Stock, which vest in full one year from the date of grant.

In addition, each director of the Company who is (i) not an employee of the Company, (ii) is not acting in the capacity of a consultant to the Company, and (iii) cannot exercise, individually or in affiliation with any entity or group of entities that exercises, voting control over more than twenty percent (20%) of the Company’s voting stock (an “Independent Director”), receives the following compensation:

•	An annual cash payment for Board membership of $12,000, or $20,000 for serving as chairman of the Board of Directors.

•	An annual cash payment of $5,000 for serving as chairman of the Audit, Compensation or Nominating and Corporate Governance Committees.

•	A cash payment of $2,000 for each board meeting and $1,000 for each board committee meeting attended.

•	A one-time grant of options to purchase 100,000 shares of Common Stock under the Company’s 2000 Equity Incentive Plan, which vest monthly over a two-year period (the “Initial Grant”). A non-employee director that later becomes an Independent Director will receive the Initial Grant at that time.

In addition, at the discretion of the chairman of the Board of Directors, an Independent Director may receive a cash payment of $5,000 for services rendered on any strategic committee that may, from time to time, be established by the Board of Directors.

During the fiscal year ended March 31, 2005, non-employee directors received the following stock option grants:

Name	Shares	Exercise Price ($)	Vesting	Term
Steven D. Brooks	10,000	$1.01	1 year	10 years
Robert B. Chess	10,000	$1.01	1 year	10 years
Philippe O. Chambon	10,000	$1.01	1 year	10 years
Douglas E. Kelly	10,000	$1.01	1 year	10 years
Dean O. Morton	10,000	$1.01	1 year	10 years
Arthur H. Reidel	10,000	$1.01	1 year	10 years
Howard B. Rosen	100,000	$0.85	2 years	10 years

Corporate Governance Matters

Code of Ethics. The Company has adopted a Code of Ethics for Chief Executive and Senior Financial Officers, which is applicable to its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Code of Ethics for Chief Executive and Senior Financial Officers is available on the Company’s website at http://www.pharsight.com—“Investor Relations”—“Corporate Governance”—“Governance Library.” The Company will disclose any amendment to the Code or waiver of a provision of the Code, including the name of the officer to whom the waiver was granted, on the Company’s website at http://www.pharsight.com— “Investor Relations”— “Corporate Governance.”

Independence of the Board of Directors. The Board of Directors has determined that, with the exception of Shawn M. O’Connor and Arthur H. Reidel, all of its other members are “independent directors” as that term is defined in the listing standards of The Nasdaq Stock Market.

Contacting the Board of Directors. Any stockholder who desires to contact our Chairman of the Board or the other members of our Board of Directors may do so by writing to: Board of Directors, c/o Chairman of Nominating and Corporate Governance Committee, Pharsight Corporation, 800 West El Camino Real, Suite 200, Mountain View, California 94040. Communications received will be distributed to the Chairman of the Board or the other members of the Board of Directors as appropriate depending on the facts and circumstances outlined in the communication received.

Attendance at annual stockholder meetings by the Board of Directors. Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders, the Company encourages, but does not require, directors to attend. Mr. O’Connor attended the Company’s 2004 annual meeting of stockholders; the other Board members did not attend.

Process for recommending candidates for election to the Board of Directors. The Nominating and Corporate Governance Committee is responsible for, among other things, determining the criteria for membership to the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Pharsight Corporation, Corporate Secretary, 800 West El Camino Real, Suite 200, Mountain View, California 94040, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, and evidence of the nominating person’s ownership of the Company’s Common Stock or Preferred Stock.

Process for identifying and evaluating candidates for election to the Board of Directors. The Committee’s general criteria and process for identifying and evaluating the candidates that it recommends to the full Board of Directors for selection as director nominees are as follows:

•	The Committee regularly reviews the current composition and size of the Board of Directors.

•	In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and considers (1) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board of Directors, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments, and (3) such other factors as the Committee may consider appropriate.

•	While the Committee has not established specific minimum qualifications for director candidates, the Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business, government or technology, including their understanding of the biotechnology and pharmaceutical industries and Pharsight’s business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•	In evaluating and identifying candidates, the Committee has the authority to retain third-party search firms with regard to candidates who are properly recommended by stockholders or by other means, the Committee will review the qualifications of any such candidate, which review may, in the Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Committee deems necessary or proper.

•	The Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board of Directors to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Committee selects, or recommends to the full Board of Directors for selection, the director nominees.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending March 31, 2006. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee may reconsider its selection.

Ernst & Young LLP has audited the Company’s financial statements since the Company’s inception. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” this proposal.

Accounting Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for the fiscal years ending March 31, 2004 and 2005.

	Fiscal Year
	2004	2005
Audit Fees (1)	$337,054	$429,342
Audit-Related Fees (2)	—	21,600
Tax Fees (3)	47,041	16,700
All Other Fees (4)	—	—

Total	$384,095	$467,642

(1)	Includes fees for professional services rendered for the audit of the Company’s annual financial statements and reviews of quarterly financial statements, assistance with and review of documents filed with the SEC, attest services, work done by tax professionals in connection with the audit or quarterly reviews research work necessary to comply with generally accepted auditing standards and statutory audits.
(2)	Audit-related fees consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. Audit-related fees for the Company include primarily fees for accounting consultations.
(3)	Includes fees for professional services performed by Ernst & Young LLP with respect to tax advice and tax planning. This includes net operating loss tax planning and tax audit assistance.
(4)	Fees for all other services consist of fees for services other than the services reported under the other fee categories.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has established procedures for the pre-approval of all audit and permitted non-audit services provided by our independent registered public accounting firm. The procedures include, in part, that: (1) the Audit Committee on an annual basis shall determine the scope of the proposed audit for the current year and the audit procedures to be utilized, (2) the Audit Committee on an annual basis shall appoint and compensate the independent registered public accounting firm, and (3) the Audit Committee has the sole authority to approve non-audit services to be performed by the independent registered public accounting firm, but only as permitted by the rules and regulations of the SEC and The Nasdaq Stock Market, which authority the Audit Committee may delegate to one or more members of the Audit Committee from time to time.

All Ernst & Young LLP services and fees during the fiscal year ended March 31, 2005, were pre-approved by the Audit Committee.

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Pharsight’s Common Stock and Preferred Stock as of June 20, 2005 for the following: (1) each person or entity who is known by the Company to own beneficially more than five percent (5%) of any class of the Company’s voting securities; (2) each of the Company’s directors; (3) each of the executive officers named in the Summary Compensation Table; and (4) all directors and executive officers of the Company as a group.

Unless otherwise indicated and except to the extent authority is shared by spouses under applicable law, the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock and Preferred Stock shown as beneficially owned by them. Certain information in the table was obtained from filings made with the SEC pursuant to Section 13(g) of the Exchange Act.

Beneficial ownership is determined in accordance with SEC rules. The number of shares beneficially owned and the percentage of ownership of each person or entity includes shares of Common Stock or Preferred Stock subject to options, warrants or other convertible securities held by that person or entity that are exercisable within 60 days of June 20, 2005. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 19,361,009 shares of Common Stock, 1,814,662 shares of Series A Preferred Stock, and 54,423 shares of Series B Preferred Stock outstanding as of June 20, 2005.

Name	Common Stock Beneficially Owned (1)		Percent of Common Stock Beneficially Owned	Preferred Stock Beneficially Owned		Percent of Preferred Stock Beneficially Owned	Percentage of Common and Preferred Stock Combined Voting Power (2)
5% Stockholders:
Alloy Entities	4,123,571	(3)	20.3%	943,613	(4)	50.5%	28.4%
McKesson Corporation	2,777,778	(5)	14.3%	—		—	10.4%
Sprout Entities	2,711,683	(6)	13.4%	925,472	(7)	49.5%	23.1%
Weiss, Peck & Greer Entities	1,223,242	(8)	6.3%	—		—	4.6%

Non-Employee Directors:
Steven D. Brooks	106,500	(9)	*	—		—	*
Philippe O. Chambon	2,750,683	(10)	13.5%	925,472	(11)	49.5%	23.2%
Robert B. Chess	150,000	(12)	*	—		—	*
Douglas E. Kelly	4,168,571	(13)	20.4%	943,613	(14)	50.5%	28.5%
Dean O. Morton	190,000	(15)	*	—		—	3.8 *
Arthur H. Reidel	1,036,350	(16)	5.3%	—		—	%
Howard B. Rosen	45,833	(17)	*	—		—	*

Named Executive Officers:
Shawn M. O’Connor	583,331	(18)	2.9%	—		—	2.1%
Mark Robillard			—	—		—	—
Cynthia Stephens	121,874	(19)	*	—		—	*
Mona Cross Sowiski	220,311	(20)	1.1%	—		—	*
Daniel Weiner	962,333	(21)	5.0%	—		—	3.6%

All directors and current executive officers as a group (13 persons)	10,335,786	(22)	45.2%	1,869,085		100.0%	%

*	Represents less than 1%.
(1)	Unless otherwise indicated, the address of each beneficial owner listed below is c/o Pharsight Corporation, 800 West El Camino Real, Suite 200, Mountain View, California 94040.

(2)	The combined voting percentage reflects that each share of Preferred Stock is entitled to four votes.
(3)	Shares of Common Stock beneficially owned by the Alloy Entities represent (i) 3,124,596 shares of Common Stock and a warrant to purchase 91,646 shares of Common Stock held by Asset Management Associates 1996, L.P., (ii) a warrant to purchase 33,757 shares of Common Stock held by Alloy Partners 2000, L.P., (iii) a warrant to purchase 658,618 shares of Common Stock held by Alloy Ventures 2000, L.P., (iv) a warrant to purchase 79,155 shares of Common Stock held by Alloy Corporate 2000, L.P., and (v) a warrant to purchase 135,799 shares of Common Stock held by Alloy Investors 2000, L.P. Alloy Ventures 2000, LLC is the general partner of Alloy Ventures 2000, L.P., Alloy Investors 2000, L.P., Alloy Corporate 2000, L.P. and Alloy Partners 2000, L.P. AMC Partners 96, L.P. is the general partner of Asset Management Associates 1996, L.P. The address of these entities is 480 Cowper Street, Palo Alto, CA 94301.
(4)	Shares of Preferred Stock beneficially owned by the Alloy Entities represent (i) 33,757 shares of Series A Preferred Stock held by Alloy Partners 2000, L.P., (ii) 658,618 shares of Series A Preferred Stock held by Alloy Ventures 2000, L.P., (iii) 79,155 shares of Series A Preferred Stock held by Alloy Corporate 2000, L.P., (iv) 135,799 shares of Series A Preferred Stock held by Alloy Investors 2000, L.P., (v) 1,348 shares of Series B Preferred Stock held by Alloy Partners 2000, L.P., (vi) 26,342 shares of Series B Preferred Stock held by Alloy Ventures 2000, L.P., (vii) 3,164 shares of Series B Preferred Stock held by Alloy Corporate 2000, L.P., and (viii) 5,430 shares of Series B Preferred Stock held by Alloy Investors 2000, L.P. Alloy Ventures 2000, LLC is the general partner of Alloy Ventures 2000, L.P., Alloy Investors 2000, L.P., Alloy Corporate 2000, L.P. and Alloy Partners 2000, L.P. The address of these entities is 480 Cowper Street, Palo Alto, CA 94301.
(5)	Voting and investment power over these shares is held by any one of eleven officers, including the chief executive officer, of McKesson Corporation. Each of the eleven officers disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest in the shares. The address for this entity is One Post Street, Floor 33, San Francisco, CA 94104.
(6)	Shares of Common Stock beneficially owned by the Sprout Entities represent (i) 1,569,595 shares of Common Stock and warrants to purchase 183,575 shares of Common Stock held by Sprout Capital VII, L.P., (ii) 18,233 shares of Common Stock and warrants to purchase 2,132 shares of Common Stock held by Sprout CEO Fund, L.P., (iii) 180,435 shares of Common Stock and warrants to purchase 21,103 shares of Common Stock held by DLJ First ESC, L.P., (iv) 36,087 shares of Common Stock and warrants to purchase 4,221 shares of Common Stock held by DLJ Capital Corp, (v) warrants to purchase 33,245 shares of Common Stock held by Sprout Plan Investors, L.P., (vi) warrants to purchase 660,454 shares of Common Stock held by Sprout Capital IX L.P., and (vii) warrants to purchase 2,603 shares of Common Stock held by Sprout Entrepreneurs Funds, L.P. The address for these entities is 11 Madison Ave., 13th Floor, New York, N.Y. 10010.
(7)	Shares of Preferred Stock beneficially owned by the Sprout Entities represent (i) 183,575 shares of Series A Preferred Stock held by Sprout Capital VII, L.P., (ii) 2,132 shares of Series A Preferred Stock held by Sprout CEO Fund, L.P., (iii) 21,103 shares of Series A Preferred Stock held by DLJ First ESC, L.P., (iv) 4,221 shares of Series A Preferred Stock held by DLJ Capital Corp, (v) 2,603 shares of Series A Preferred Stock held by Sprout Entrepreneurs Funds, L.P., (vi) 660,454 shares of Series A Preferred Stock held by Sprout Capital IX, L.P., (vii) 33,245 shares of Series A Preferred Stock held by Sprout Plan IX Investors L.P., (viii) 3,670 shares of Series B Preferred Stock held by Sprout Capital VII, L.P., (ix) 41 shares of Series B Preferred Stock held by Sprout CEO Fund, L.P., (x) 421 shares of Series B Preferred Stock held by DLJ First ESC, L.P., (xi) 84 shares of Series B Preferred Stock held by DLJ Capital Corp., (xii) 51 shares of Series B Preferred Stock held by Sprout Entrepreneurs Funds, L.P., (xiii) 13,208 shares of Series B Preferred Stock held by Sprout Capital IX, L.P., and (xiv) 664 shares of Series B Preferred Stock held by Sprout Plan IX Investors L.P. The address for these entities is 11 Madison Ave., 13th Floor, New York, N.Y. 10010.
(8)	Shares of Common Stock beneficially owned by the Weiss, Peck & Greer Entities represent (i) 534,679 shares held by WPG Enterprise Fund III, L.L.C., (ii) 611,376 shares held by Weiss, Peck & Greer Venture Associates IV, L.L.C., (iii) 77,187 shares held by Weiss, Peck & Greer Venture Associates IV Cayman, L.P. WPG VC Fund Advisor, L.L.C. is the fund advisor for each of these funds. Gill Cogan is the senior managing member of WPG VC Fund Advisor, L.L.C. and has sole voting and investment power over the shares held by each of the funds. Mr. Cogan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares. In October 2000, the venture group changed its name to Lightspeed Venture Partners. The address for these entities is 2200 Sand Hill Road, Menlo Park, CA 94025.

(9)	Includes options held by Mr. Brooks to purchase 106,500 shares of Common Stock that are exercisable within 60 days of June 20, 2005.
(10)	Shares of Common Stock beneficially owned by Dr. Chambon represent (i) options held by Dr. Chambon to purchase 45,000 shares of Common Stock that are exercisable within 60 days of June 20, 2005, (ii) 1,569,595 shares of Common Stock and warrants to purchase 183,575 shares of Common Stock held by Sprout Capital VII, L.P., (iii) 18,233 shares of Common Stock and warrants to purchase 2,132 shares of Common Stock held by Sprout CEO Fund, L.P., (iv) 180,435 shares of Common Stock and warrants to purchase 21,103 shares of Common Stock held by DLJ First ESC, L.P., (v) 30,087 shares of Common Stock and warrants to purchase 4,221 shares of Common Stock held by DLJ Capital Corp, (vi) warrants to purchase 33,245 shares of Common Stock held by Sprout Plan Investors, L.P., (vii) warrants to purchase 660,454 shares of Common Stock held by Sprout Capital IX L.P., and (viii) warrants to purchase 2,603 shares of Common Stock held by Sprout Entrepreneurs Funds, L.P. Dr. Chambon, one of the Company’s directors, is a managing director of DLJ Capital Corp., which is the managing general partner of Sprout Capital VII, Lapland Sprout Capital IX L.P., and a general partner of the Sprout Group, which is a division of DLJ Capital Corporation. Dr. Chambon is a general partner of DLJ Associates VII, L.P., which is a general partner of Sprout VII, L.P. DLJ First ESC, L.P. is a fund that invests for the benefit of an employee deferred compensation plan for employees of DLJ Capital Corp. Dr. Chambon disclaims beneficial ownership of these shares (other than options held by Dr. Chambon) except to the extent of his pecuniary or partnership interests therein. The address for Dr. Chambon and the Sprout Entities is 11 Madison Ave., 13th Floor, New York, N.Y. 10010.
(11)	Shares of Preferred Stock beneficially owned by Dr. Chambon represent (i) 183,575 shares of Series A Preferred Stock held by Sprout Capital VII, L.P., (ii) 2,132 shares of Series A Preferred Stock held by Sprout CEO Fund, L.P., (iii) 21,103 shares of Series A Preferred Stock held by DLJ First ESC, L.P., (iv) 4,221 shares of Series A Preferred Stock held by DLJ Capital Corp, (v) 2,603 shares of Series A Preferred Stock held by Sprout Entrepreneurs Funds, L.P., (vi) 660,454 shares of Series A Preferred Stock held by Sprout Capital IX, L.P., (vii) 33,245 shares of Series A Preferred Stock held by Sprout Plan IX Investors L.P., (viii) 3,670 shares of Series B Preferred Stock held by Sprout Capital VII, L.P., (ix) 41 shares of Series B Preferred Stock held by Sprout CEO Fund, L.P., (x) 421 shares of Series B Preferred Stock held by DLJ First ESC, L.P., (xi) 84 shares of Series B Preferred Stock held by DLJ Capital Corp., (xii) 51 shares of Series B Preferred Stock held by Sprout Entrepreneurs Funds, L.P., (xiii) 13,208 shares of Series B Preferred Stock held by Sprout Capital IX, L.P., and (xiv) 664 shares of Series B Preferred Stock held by Sprout Plan IX Investors L.P. Philippe Chambon is a Managing Director of DLJ Capital Corp., which is the managing general partner of Sprout Capital VII, L.P. and a general partner of the Sprout CEO fund, and he is a general partner of the Sprout Group, which is a division of DLJ Capital Corp. Dr. Chambon is also a general partner of DLJ Associates VII, L.P., which is a general partner of Sprout VII, L.P. DLJ First ESC, L.P. is a fund that invests for the benefit of an employee deferred compensation plan for employees of DLJ Capital Corp. Dr. Chambon disclaims beneficial ownership of these shares except to the extent of his pecuniary or partnership interests therein. The address for Dr. Chambon and the Sprout Entities is 11 Madison Ave., 13th Floor, New York, N.Y. 10010.
(12)	Shares of Common Stock beneficially owned by Mr. Chess represent (i) options held by Mr. Chess to purchase 130,000 shares of Common Stock that are exercisable within 60 days of June 20, 2005 and (ii) 20,000 shares of Common Stock.
(13)

Shares of Common Stock beneficially owned by Dr. Kelly represent (i) options held by Dr. Kelly to purchase 45,000 shares of Common Stock that are exercisable within 60 days of June 20, 2005, (ii) 3,124,596 shares of Common Stock and a warrant to purchase 91,646 shares of Common Stock held by Asset Management Associates 1996, L.P., (iii) a warrant to purchase 33,757 shares of Common Stock held by Alloy Partners 2000, L.P., (iv) a warrant to purchase 658,618 shares of Common Stock held by Alloy Ventures 2000, L.P., (v) a warrant to purchase 79,155 shares of Common Stock held by Alloy Corporate 2000, L.P., and (iv) a warrant to purchase 135,799 shares of Common Stock held by Alloy Investors 2000, L.P. Alloy Ventures 2000, LLC is the general partner of Alloy Ventures 2000, L.P., Alloy Investors 2000, L.P., Alloy Corporate 2000, L.P. and Alloy Partners 2000, L.P. AMC Partners 96, L.P. is the general partner of Asset Management Associates 1996, L.P. Dr. Kelly, one of the Company’s directors, is a general partner of AMC Partners 96, L.P. and is also a managing member of Alloy Ventures 2000, LLC. Mr. Kelly disclaims beneficial ownership of these shares (other than options held by Dr. Kelly) except to the extent of his proportionate interest therein. The address of Dr. Kelly and these entities is 480 Cowper Street, Palo Alto, CA 94301.

(14)	Shares of Preferred Stock beneficially owned by Dr. Kelly represent (i) 33,757 shares of Series A Preferred Stock held by Alloy Partners 2000, L.P., (ii) 658,618 shares of Series A Preferred Stock held by Alloy Ventures 2000, L.P., (iii) 79,155 shares of Series A Preferred Stock held by Alloy Corporate 2000, L.P., (iv) 135,799 shares of Series A Preferred Stock held by Alloy Investors 2000, L.P., (v) 1,348 shares of Series B Preferred Stock held by Alloy Partners 2000, L.P., (vi) 26,342 shares of Series B Preferred Stock held by Alloy Ventures 2000, L.P., (vii) 3,164 shares of Series B Preferred Stock held by Alloy Corporate 2000, L.P., and (viii) 5,430 shares of Series B Preferred Stock held by Alloy Investors 2000, L.P. Alloy Ventures 2000, LLC is the general partner of Alloy Ventures 2000, L.P., Alloy Investors 2000, L.P., Alloy Corporate 2000, L.P. and Alloy Partners 2000, L.P. Dr. Kelly, one of the Company’s directors, is a managing member of Alloy Ventures 2000, LLC. Dr. Kelly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Dr. Kelly and these entities is 480 Cowper Street, Palo Alto, CA 94301.
(15)	Shares of Common Stock beneficially owned by Mr. Morton represent (i) options held by Mr. Morton to purchase 140,000 shares of Common Stock that are exercisable within 60 days of June 20, 2005, (ii) 10,000 shares held by MDLC Partners, a California Partnership and (iii) 40,000 shares held by the Dean and LaVon Morton Trust. Mr. Morton is a general partner of MDLC Partners, L.P., and disclaims beneficial ownership of these shares (other than options held by Mr. Morton) except to the extent of his proportionate partnership interest therein.
(16)	Shares of Common Stock beneficially owned by Mr. Reidel represent (i) options held by Mr. Reidel to purchase 110,000 shares of Common Stock that are exercisable within 60 days of June 20, 2005 and (ii) 926,350 shares of Common Stock.
(17)	Includes options held by Mr. Rosen to purchase 45,833 shares of Common Stock that are exercisable within 60 days of June 20, 2005.
(18)	Includes options held by Mr. O’Connor to purchase 583,331 shares of Common Stock that are exercisable within 60 days of June 20, 2005.
(19)	Includes options held by Ms. Stephens to purchase 121,874 shares of Common Stock that are exercisable within 60 days of June 20, 2005.
(20)	Includes options held by Ms. Sowiski to purchase 220,311 shares of Common Stock that are exercisable within 60 days of June 20, 2005.
(21)	Shares of Common Stock beneficially owned by Mr. Weiner represent (i) options held by Mr. Weiner to purchase 58,333 shares of Common Stock that are exercisable within 60 days of June 20, 2005 and (ii) 904,000 shares of Common Stock.
(22)	Includes options and warrants to purchase 3,512,490 shares of Common Stock that are exercisable within 60 days of June 20, 2005.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth information concerning compensation received by the Chief Executive Officer and each of the four most highly compensated executive officers during the last fiscal year for services rendered to the Company in all capacities for the three fiscal years ended March 31, 2005 (the “Named Executive Officers”):

Long-Term Compensation Awards
Name and Principal Position	Annual Compensation			Number of Shares Underlying Options	All Other Compensation ($) (1)
	Year	Salary ($)	Bonus ($)
Shawn M. O’Connor Chief Executive Officer and President	2005 2004 2003	300,000 291,490 135,462	126,000 165,000 50,000	250,000 500,000 250,000	9,796 9,047 88

Cynthia Stephens Senior Vice President, Chief Financial Officer and Corporate Secretary	2005 2004 2003	250,000 40,000 —	67,389 4,245 —	50,000 250,000 —	3,790 806 —

Mark R. Robillard (2) Former Senior Vice President, Software Products	2005 2004 2003	225,000 225,000 195,000	19,203 88,832 76,191	— 50,000 —	10,110 10,809 337

Mona Cross Sowiski Senior Vice President, Drug Development Consulting Services	2005 2004 2003	260,000 245,000 160,241	63,855 96,131 30,000	50,000 100,000 175,000	4,134 9,047 79,095

Daniel Weiner Senior Vice President, Software Business Unit	2005 2004 2003	210,068 — 152,888	51,019 — 150,000	200,000 — —	4,412 — 92,897	(3)

(1)	Unless otherwise noted, includes total amount of premiums paid during the fiscal year for medical/dental insurance and term life insurance for the benefit of the Named Executive Officer.
(2)	Mr. Robillard ceased employment with the Company in January 2005.
(3)	Pursuant to Mr. Weiner’s severance agreement in December 2002, the Company paid out $90,000 in severance benefits. The Company also paid $2,351 for COBRA premiums and $546 for term life insurance premiums. Mr. Weiner was reemployed by the Company in May 2004.

Option Grants in Last Fiscal Year

The following table sets forth, as to the Named Executive Officers, information concerning stock options granted during the fiscal year ended March 31, 2005.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4) ($)
	Number of Shares Underlying Options Granted (1)	% of Total Options Granted to Employees in Year (2)	Exercise Price Per Share ($)	Expiration Date (3)
Name					5%	10%
Shawn M. O’Connor	250,000	20.9%	$1.63	04/22/14	$256,275	$649,450
Cynthia Stephens	50,000	4.2%	$1.50	04/21/14	$47,167	$119,531
Mark R. Robillard	25,000	2.1%	$1.50	04/21/14	$23,584	$59,765
Mona Cross Sowiski	50,000	4.2%	$1.50	04/21/14	$47,167	$119,531
Daniel Weiner	200,000	16.7%	$0.92	07/22/14	$115,717	$293,249

(1)	These options were granted under the Company’s 2000 Equity Incentive Plan. These options vest over a four-year period, at a rate of 25% upon the first anniversary of the date of grant then at a rate of 1/48th per month thereafter. In additions, these stock options are subject to certain vesting acceleration provisions. See “Employment Agreements and Change-in-Control Arrangements” beginning on page 17.
(2)	The Company granted options to purchase 1,194,500 shares of Common Stock in the fiscal year ended March 31, 2005.
(3)	The options in this table may terminate before their expiration upon the termination of optionee’s status as an employee or consultant or upon the optionee’s disability or death.
(4)	Under rules promulgated by the SEC, the amounts in these two columns represent the hypothetical gain or “option spread” that would exist for the options in this table based on assumed stock price appreciation from the date of grant until the end of such options’ ten-year term at assumed annual rates of 5% and 10%. Annual compounding results in total appreciation of 63% (at 5% per year) and 159% (at 10% per year). The 5% and 10% assumed annual rates of appreciation are specified in SEC rules and do not represent the Company’s estimate or projection of future stock price growth. The Company does not necessarily agree that this method can properly determine the value of an option, and there can be no assurance that the potential realizable values shown in this table will be achieved.

Option Exercises and Holdings

The following table sets forth, as to the Named Executive Officers, certain information concerning the number of shares of the Company’s Common Stock subject to both exercisable and unexercisable stock options as of March 31, 2005. Also reported are values for “in-the-money” options that represent the positive spread between the respective exercise prices of each outstanding stock option and the fair market value of the Company’s Common Stock as of March 31, 2005.

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Shares Underlying Unexercised Options at Year-End		Value of Unexercised In-The- Money Options at Year-End (1)
			Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
Shawn M. O’Connor	—	—	395,833	604,167	$672,916	$1,027,083
Cynthia Stephens	—	—	67,708	232,292	$115,103	$394,896
Mark R. Robillard	—	—	—	—	—	—
Mona Cross Sowiski	—	—	164,582	160,418	$279,789	$272,710
Daniel Weiner	—	—	—	200,000	—	—

(1)	The market value of underlying securities is based on the closing price of the Company’s Common Stock on March 31, 2005 (the last trading day of fiscal 2005), which was $1.70.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance, under the Company’s equity compensation plans as of March 31, 2005.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,981,904	$1.11	2,819,654	(1)
Equity compensation plans not approved by security holders (2)	25,000	$1.55	305,000

Total	4,006,904	$1.11	3,124,654

(1)	Included in this amount are 317,413 shares available for future issuance under the Employee Stock Purchase Plan.
(2)	Amounts correspond to the UK Company Share Option Plan and the 2001 UK Employee Stock Purchase Plan, which are not subject to stockholder approval. A description of the UK Company Share Option Plan and the 2001 UK Employee Stock Purchase Plan follows below.

UK Company Share Option Plan. The Board of Directors initially adopted the UK Company Share Option Plan on April 24, 2001. 200,000 shares of Common Stock are reserved for issuance under the UK Company Share Option Plan. As of March 31, 2005, options to purchase 25,000 shares of Common Stock were outstanding. In the event of a change of control (as defined in section 840 of the United Kingdom’s Income and Corporation Taxes Act of 1988), all outstanding options shall be accelerated in full. Pursuant to agreement between an option holder and the surviving entity, outstanding options may be substituted for by the surviving entity. The vesting and exercisability of all other options will terminate the earlier of the end of the option period or six months from the time when the corporate transaction occurs.

2001 UK Employee Stock Purchase Plan. The Board of Directors adopted the 2001 UK Employee Stock Purchase Plan on April 24, 2001. Generally, all of our employees located in the United Kingdom who are not officers or directors may participate in offerings under the plan. 130,000 shares of Common Stock are authorized pursuant to purchase rights granted under the plan. As of March 31, 2005, no shares have been issued pursuant to the purchase plan and 130,000 shares remain available for grant. On each January 1, starting with January 2002, the share reserve will automatically be increased by a number of shares equal to the lesser of (i) 1.5% of our then outstanding shares of common stock, (ii) 130,000 shares, or (iii) such fewer number of shares determined by the Board. Upon the happening of certain corporate transactions, a surviving corporation may assume outstanding purchase rights or substitute other purchase rights therefore. Otherwise, the rights may continue in full force and effect, or the participant’s accumulated payroll deductions may be used to purchase Common Stock immediately prior to the transaction and the participant’s rights under the offering terminate.

Employment Agreements and Change-in-Control Arrangements

2000 Equity Incentive Plan. The options to purchase shares of the Company’s Common Stock held by the Named Executive Officers were granted under the 2000 Equity Incentive Plan. The shares subject to each option will immediately vest in full in the event the Company is acquired in a merger or asset sale, unless the option is to be assumed or substituted for by the acquiring entity.

If, within thirteen (13) months of a change in control, the continuous service of an optionee under the 2000 Equity Incentive Plan terminates due to an involuntary termination (not including death or disability) without cause or due to a constructive termination, the shares subject to each option will immediately vest in full. In addition, the shares subject to any Independent Director’s Initial Grant will vest in full immediately upon a change in control.

Employment Agreement between the Company and Shawn M. O’Connor. On March 31, 2003, the Company entered into an employment letter agreement with Shawn M. O’Connor, the Company’s Chief Operating Officer at the time, whereby Mr. O’Connor was promoted to the position of President and Chief Executive Officer at an annual salary of $285,000. In addition, Mr. O’Connor was eligible to participate in an incentive annual bonus program targeted at fifty percent (50%) of his annual salary, with an aggregate compensation potential of $420,000. In connection with his promotion, Mr. O’Connor was also appointed to the Company’s Board of Directors by the Company’s Board of Directors. In April 2004, Mr. O’Connor’s annual base salary and incentive bonus target were increased to $300,000 and sixty percent (60%) of his annual salary respectively.

The employment letter agreement provides that in the event Mr. O’Connor’s employment is involuntarily terminated without cause or if after a change in control, Mr. O’Connor resigns for good reason, the Company will pay Mr. O’Connor severance consisting of his base salary in effect on the termination date, for a period of one (1) year from the date of such termination, along with all costs associated with the maintenance of his health care coverage during this period.

In the event of a change in control, the unvested portion of the 250,000 option shares granted to Mr. O’Connor under the Company’s 2000 Equity Incentive Plan on September 20, 2002, will vest immediately. In connection with his appointment as Chief Executive Officer, Mr. O’Connor received an additional stock option grant of 500,000 shares of the Company’s Common Stock, vesting over four years, subject to the terms and conditions of the Company’s 2000 Equity Incentive Plan. Upon a change in control, any unvested shares shall accelerate one hundred percent (100%) and become fully vested.

On April 22, 2004, Mr. O’Connor was granted an option to purchase 250,000 shares of the Company’s Common Stock, vesting over four (4) years, subject to the terms and conditions of the Company’s 2000 Equity Incentive Plan. Upon a change in control of us, fifty percent (50%) of the number of shares would otherwise remain unvested upon the change of control shall become fully vested.

Employment Agreement between the Company and Cynthia Stephens. On February 2, 2004, the Company entered into an employment letter agreement with Cynthia Stephens whereby Ms. Stephens was appointed Senior Vice President and Chief Financial Officer at an annual salary of $240,000. In addition, Ms. Stephens will be eligible to participate in an annual bonus program targeted at thirty-five percent (35%) of her annual salary. In May 2005, Ms. Stephens’ annual base salary was increased to $260,000. In addition, Ms. Stephens was granted an option to purchase 250,000 shares of the Company’s Common Stock, vesting over four years, subject to the terms and conditions of the Company’s 2000 Equity Incentive Plan. Upon a change in control, the vesting schedule shall accelerate by one (1) year.

The employment letter agreement provides that in the event Ms. Stephens employment is involuntarily terminated without cause, or if within six (6) months of a change in control Ms. Stephens resigns for good reason, the Company will pay Ms. Stephens severance consisting of her base salary in effect on the termination date, for a period of nine (9) months from the date of such termination, along with all costs associated with the maintenance of her health care coverage during this period.

On April 21, 2004, Ms. Stephens was granted an option to purchase 50,000 shares of the Company’s Common Stock, vesting over four (4) years, subject to the terms and conditions of the Company’s 2000 Equity Incentive Plan. Upon a change in control, the vesting schedule shall accelerate by one (1) year. In addition, on May 26, 2005, Ms. Stephens was granted an option to purchase 50,000 shares of the Company’s Common Stock, vesting over four (4) years, subject to the terms and conditions of the Company’s 2000 Equity Incentive Plan. Upon a change in control, the vesting schedule shall accelerate by one (1) year.

Employment Arrangements between the Company and Mark R. Robillard. On June 16, 2003, the Company amended Mark R. Robillard’s employment letter agreement dated September 26, 2001 (the “Robillard Amendment”) to provide for an adjustment of Mr. Robillard’s annual base salary to $225,000. Pursuant to the Robillard Amendment, Mr. Robillard is eligible to receive an annual bonus of up to thirty-five percent (35%) of his previous and modified annual base salaries, on a pro rata basis.

In addition, the Robillard Amendment granted Mr. Robillard an additional stock option grant of 50,000 shares of the Company’s Common Stock, vesting over four years, subject to the terms and conditions of the Company’s 2000 Equity Incentive Plan. Upon a change in control, the vesting schedule shall accelerate by one (1) year. Pursuant to the Robillard Amendment, in the event Mr. Robillard’s employment at the Company is terminated without cause, or if Mr. Robillard resigns from employment with the Company within six (6) months of a change in control, and such resignation qualifies as a resignation for good reason, the Company will provide Mr. Robillard severance consisting of six (6) months of base salary.

On April 21, 2004, Mr. Robillard was granted an option to purchase 25,000 shares of the Company’s Common Stock, vesting over four years, subject to the terms and conditions of the Company’s 2000 Equity Incentive Plan. Upon a change in control, the vesting schedule shall accelerate by one (1) year.

On January 15, 2005, the Company entered into a Separation Agreement and Release (the “Separation Agreement”) with Mr. Robillard. Pursuant to the Separation Agreement, the Company agreed to pay to Mr. Robillard the equivalent of his base salary, less applicable withholding, for a period of six (6) months from the date of his separation from the Company, which was January 15, 2005. In addition, Mr. Robillard’s health insurance benefits will continue until July 31, 2005. Mr. Robillard released the Company from any claims that he may have otherwise had against the Company.

Employment Agreement between the Company and Mona Cross Sowiski. On June 16, 2003, the Company amended Mona Cross Sowiski’s employment letter agreement dated July 1, 2002 (the “Sowiski Amendment”) to provide for an increase of Ms. Sowiski’s annual base salary to $235,000. Pursuant to the Sowiski Amendment Ms. Sowiski is a eligible to receive an annual bonus of up to thirty-five percent (35%) of her previous and modified annual base salaries, on a pro rata basis. In April 2004, Ms. Sowiski’s annual base salary and bonus potential were increased to $260,000 and $87,500, respectively.

Pursuant to the Sowiski Amendment, in the event Ms. Sowiski’s employment at the Company is terminated without cause or if Ms. Sowiski resigns from employment with the Company within (6) six months of a change in control, and such resignation qualifies as a resignation for good Reason, the Company will provide Ms. Sowiski severance consisting of six (6) months of base salary.

In addition, the Sowiski Amendment granted an additional stock option grant of 100,000 shares of the Company’s Common Stock, vesting over four years, subject to the terms and conditions of the Company’s 2000 Equity Incentive Plan. Upon a change in control, the vesting schedule shall accelerate by one (1) year.

On April 21, 2004, Ms. Sowiski was granted an option to purchase 50,000 shares of the Company’s Common Stock, vesting over four (4) years, subject to the terms and conditions of the Company’s 2000 Equity Incentive Plan. Upon a change in control, the vesting schedule shall accelerate by one (1) year. In addition, on May 26, 2005, Ms. Sowiski was granted an option to purchase 50,000 shares of the Company’s Common Stock, vesting over four (4) years, subject to the terms and conditions of the Company’s 2000 Equity Incentive Plan. Upon a change in control, the vesting schedule shall accelerate by one (1) year.

Employment Agreement between the Company and Daniel Weiner. On May 5, 2004, the Company entered into an employment letter agreement with Daniel Weiner whereby Mr. Weiner was appointed Senior Vice President, Business Development at an annual salary of $250,000. In May 2005, Mr. Weiner’s annual base salary was increased to $260,000. In addition, Mr. Weiner is a eligible to receive an annual bonus of up to thirty-five percent (35%) of his previous and modified annual base salaries, on a pro rata basis. In addition, Mr. Weiner was granted an option to purchase 200,000 shares of the Company’s Common Stock, vesting over four years, subject to the terms and conditions of the Company’s 2000 Equity Incentive Plan. Upon a change in control, the vesting schedule shall accelerate by one (1) year.

On May 26, 2005, Mr. Weiner was granted an option to purchase 50,000 shares of the Company’s Common Stock, vesting over four (4) years, subject to the terms and conditions of the Company’s 2000 Equity Incentive Plan. Upon a change in control, the vesting schedule shall accelerate by one (1) year.

The employment letter agreement also provides that in the event Mr. Weiner’s employment is involuntarily terminated without cause, or if within six (6) months of a change in control Mr. Weiner resigns for good reason, the Company will pay Mr. Weiner severance consisting of his base salary in effect on the termination date, for a period of six (6) months from the date of such termination.

Employment Agreement between the Company and James Hayden. On April 18, 2005, the Company entered into an employment letter agreement with James Hayden whereby Mr. Hayden was appointed Senior Vice President, Global Sales at an annual salary of $180,000. In addition, Mr. Hayden will be eligible to receive a variable performance bonus targeted at $140,000, with the actual amount of such bonus, if any, to be determined by the Compensation Committee of the Board of Directors in its sole discretion. In the event that Mr. Hayden’s employment is terminated by the Company without cause or, if within six (6) months of a change of control Mr. Hayden resigns for good reason, the Company will continue to pay Mr. Hayden’s base salary for six (6) months following the date of such termination or resignation.

In addition, Mr. Hayden was granted an option to purchase 200,000 shares of the Company’s Common Stock at the then current fair market value, to be vested over a four-year period. In the event of a change of control of the Company, the vesting schedule of Mr. Hayden’s options will accelerate by one (1) year.

Employment Agreement between the Company and Mark Hovde. On April 26, 2005, the Company entered into an employment letter agreement with Mark Hovde whereby Mr. Hovde was appointed Senior Vice President, Marketing at an annual salary of $240,000. In addition, Mr. Hovde will be eligible to receive an annual performance bonus targeted at 35% of his annual base salary, with the actual amount of such bonus, if any, to be determined by the Compensation Committee of the Board of Directors in its sole discretion. In the event that Mr. Hovde’s employment is terminated by the Company without cause or, if within six (6) months of a change of control of the Company Mr. Hovde resigns for good reason, the Company will continue to pay Mr. Hovde’s base salary for six (6) months following the date of such termination or resignation.

In addition, Mr. Hovde was granted an option to purchase 250,000 shares of the Company’s Common Stock at the then current fair market value, to be vested over a four-year period. In the event of a change of control of the Company, the vesting schedule of Mr. Hovde’s options will accelerate by one (1) year.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Series B Preferred Stock Dividend

The Series A Preferred Stock is entitled to receive an annual dividend of eight percent (8%) payable quarterly in cash or shares of Series B Preferred Stock, at the election of the holder of the Series A Preferred Stock. The Series B Preferred Stock has identical rights, preferences and privileges to the Series A Preferred Stock except that the Series B Preferred Stock is not entitled to eight percent (8%) dividends. These quarterly dividends commenced in September 2002. During the fiscal year ended March 31, 2005, the Company paid $508,000 in cash dividends to holders of the Series A Preferred Stock. On June 1, 2004, at the election of the Series A Preferred Stock holders, the Company issued a dividend in the form of 18,142 shares of Series B Preferred Stock to holders of Series A Preferred Stock. The Alloy Entities and the Sprout Entities collectively own one hundred percent (100%) of the Company’s Preferred Stock. Dr. Kelly, one of the Company’s directors, is affiliated with the Alloy Entities. Dr. Chambon, one of the Company’s directors, is affiliated with the Sprout Entities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company’s Compensation Committee is currently composed of Messrs. Chambon and Kelly. No interlocking relationship exists between any member of the Company’s Compensation Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires the Company’s executive officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities (“10% Stockholders”), to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such executive officers, directors and ten percent (10%) Stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed during the fiscal year ended March 31, 2005, the Company believes that its executive officers, directors and ten percent (10%) Stockholders have complied with all Section 16(a) filing requirements applicable to them.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. The independent registered public accounting firm is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with the Company’s management and with Ernst & Young LLP, the Company’s independent registered public accounting firm;

•	discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect; and

•	received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed Ernst & Young LLP’s independence with them.

Based upon the reviews and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Steven D. Brooks Robert B. Chess Dean O. Morton

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors is composed of two non-employee directors, Messrs. Chambon and Kelly. The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and officers under the Company’s stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board of Directors may delegate. The determination of executive compensation, stock option grants and compensation policies for the fiscal year ended March 31, 2005, was made either by the Compensation Committee or by the Company’s Board of Directors.

Compensation Policy

The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and award the highest quality executive officers and key employees. The key elements of this policy are:

•	The Company pays competitively with leading software, biotechnology and pharmaceutical companies with which the Company competes for talent.

•	The Company provides significant equity-based incentives for executives and employees to ensure that they are motivated over the long-term to respond to the Company’s business challenges and opportunities as owners and not just as employees.

•	The Company rewards executives and key employees who contribute to the Company’s progress and long-term success.

Base Salary and Long-Term Incentives for Executives

The executive officers’ salaries in the fiscal year ended March 31, 2005, were established by the Compensation Committee based on a determination of several factors, including individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. In general, the salaries and stock options awarded to executive officers are not determined by the Company’s achievement of specific corporate performance criteria but rather a subjective evaluation of the officer’s performance and contribution to the Company’s long-term success. The Compensation Committee awarded bonuses in order to bring total compensation in the mid-range as compared to executives of other public software and biotechnology companies and to reflect each of the officers’ contributions to the Company’s progress.

In awarding stock options, the Compensation Committee and the Board of Directors considered individual performance, overall contribution to the Company, retention, whether the options were vested or unvested and the total number of stock options to be awarded. The stock options awarded in the fiscal year ended March 31, 2005, to executive officers reflects the Company’s compensation policy to retain and reward executives and employees contributing to the Company’s accomplishments in the fiscal year ended March 31, 2005, and the overall long-term success of the Company.

In the fiscal year ended March 31, 2005, the Company’s key accomplishments included:

•	Achieving our first full fiscal year of profitability and continued revenue growth

•	Commercializing our Drug Model Explorer™ software product, which is our second enterprise software product

•	Continuing to build mindshare for our products, services and methodology with key pharmaceutical industry opinion leaders

Chief Executive Officer Compensation

The Compensation Committee used the same procedures described above in setting the annual salary and stock option awards for Shawn M. O’Connor, the Company’s Chief Executive Officer during the fiscal year ended March 31, 2005.

Mr. O’Connor’s base annual salary for the fiscal year ended March 31, 2005, was established at $300,000. In setting this amount, the Compensation Committee took into account: (i) Mr. O’Connor’s significant and broad-based experience in business and general acknowledgment as a leading executive in healthcare, software and technology, and (ii) the Board’s confidence in Mr. O’Connor to lead the overall management, development and marketing efforts of the Company. During the fiscal year ended March 31, 2005, Mr. O’Connor was granted an incentive stock option for 250,000 shares of the Company’s Common Stock pursuant to the Company’s 2000 Equity Incentive Plan. The option vests 25% on the one-year anniversary of the date of grant, with the remaining 75% vesting monthly over the succeeding thirty-six (36) months. Upon a change in control of us, fifty (50%) percent of the number of shares that would otherwise remain unvested upon the change of control shall become fully vested. In addition, Mr. O’Connor was eligible to receive an annual performance bonus for the fiscal year ended March 31, 2005, targeted at sixty percent (60%) of his base salary, on a pro rata basis. Mr. O’Connor received a bonus of $126,000 for the fiscal year ended March 31, 2005.

Federal Tax Considerations

Section 162(m) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its named executive officers shall be designed to qualify as “performance-based compensation.”

Summary

The Compensation Committee believes that the compensation of executives by the Company is appropriate and competitive with the compensation programs provided by other software, biotechnology and pharmaceutical companies with which the Company competes for executives and employees. The Compensation Committee believes its compensation strategy, principles and practices result in a compensation program tied to stockholder returns and linked to the achievement of annual and longer-term financial and operational results of the Company on behalf of the Company’s stockholders.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Philippe O. Chambon
Douglas E. Kelly

COMPANY STOCK PRICE PERFORMANCE GRAPH

The following graph compares the cumulative total return to stockholders on the Company’s Common Stock with the cumulative total return of the Nasdaq National Market (U.S. Companies) Index and the Nasdaq Biotechnology Index. The graph assumes that $100 was invested on August 9, 2000 (the date of the Company’s initial public offering) in the Company’s Common Stock and in each of the indices discussed above, including reinvestment of dividends. No dividends have been declared or paid on the Company’s Common Stock. Note that historic stock price performance is not necessarily indicative of future stock price performance.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Mountain View, California

July 7, 2005

Delivery of this Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more security holders sharing the same address by delivering a single annual report and proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

This year, a number of brokers with account holders who are Pharsight stockholders will be “householding” our proxy materials. A single Annual Report on Form 10-K and Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notice from its broker or the Company that they will be “householding” communications to such stockholder’s address, “householding” will continue until the stockholder is notified otherwise or revokes consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate Annual Report on Form 10-K and Proxy Statement, such stockholder should notify its broker and direct a written request to Pharsight Corporation, 800 West El Camino Real, Suite 200, Mountain View, California 94040, Attention: Corporate Secretary, or contact the Corporate Secretary at (650) 314-3800.

Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

Annex A

CHARTER FOR THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF

PHARSIGHT CORPORATION

(Adopted April 22, 2004)

1. PURPOSE

The purpose of the Audit Committee of the Board of Directors of Pharsight Corporation (the “Company”) shall be to:

•	provide oversight of the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements;

•	assist the Board of Directors in oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications, independence and performance, and (4) the Company’s internal accounting and financial controls; and

•	provide to the Board of Directors such information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

2. MEMBERSHIP AND ORGANIZATION

Composition. The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors. The Audit Committee will consist of at least three members of the Board of Directors. Members of the Audit Committee must meet the following criteria (as well as any criteria required by the SEC):

•	each member will be an independent director in accordance with (i) the Audit Committee requirements of the Nasdaq Stock Market, Inc. Marketplace Rules (the “Nasdaq Rules”) and (ii) the rules of the SEC;

•	each member will be able to read and understand fundamental financial statements, in accordance with the Audit Committee requirements of the Nasdaq Rules; and

•	at least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a principal financial officer or other senior officer with financial oversight responsibilities.

Meetings. The Audit Committee will meet at least four times annually. The Audit Committee may establish its own meeting schedule, which it will provide to the Board of Directors. The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company, at such times as it deems appropriate to review the financial affairs of the Company. The Audit Committee will meet separately with the independent auditors of the Company, at such times as it deems appropriate, but not less than quarterly.

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

Compensation. Members of the Audit Committee shall receive such fees, if any, for their service as Audit Committee members as may be determined by the Board of Directors. Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board of Directors or any committee thereof.

3. RESPONSIBILITIES AND DUTIES

The responsibilities and duties of the Audit Committee shall include:

Review Procedures

•	reviewing the reports of management and the independent auditors concerning the design, implementation and maintenance of the Company’s internal controls and procedures for financial reporting, including meeting periodically with the Company’s management and the independent auditors to review their assessment of the adequacy of such controls and to review before release the disclosure regarding such system of internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•	reviewing and providing guidance with respect to the external audit by (i) reviewing the independent auditors’ proposed audit scope and approach, (ii) discussing with the Company’s independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies, disagreements with management and any other matters described in SAS No. 61, and (iii) reviewing reports submitted to the audit committee by the independent auditors in accordance with applicable SEC requirements;

•	reviewing and discussing with management and the independent auditors the annual audited financial statements and quarterly unaudited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively, with the SEC;

•	directing the Company’s independent auditors to review before filing with the SEC the Company’s interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

•	conducting a post-audit review of the financial statements and audit findings, including any suggestions for improvements provided to management by the independent auditors, and management’s response to such suggestions;

•	reviewing before release the unaudited quarterly operating results in the Company’s quarterly earnings release;

•	providing oversight and review at least annually of the Company’s risk management policies, including its investment policies;

•	reviewing and approving in advance any proposed related party transactions;

•	reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements; and

•	reviewing this charter and this Audit Committee’s processes at least annually.

Independent Auditors

•	appointing, compensating and overseeing the work of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•	reviewing the independence of the outside auditors, including (i) obtaining on a periodic basis a written statement from the independent auditors regarding relationships and services with the Company that may impact independence, as defined by applicable standards and SEC requirements, (ii) presenting this statement to the Board, and (iii) to the extent there are relationships, monitoring and investigating them; and

•	pre-approving audit and permissible non-audit services provided to the Company by the independent auditors, except where pre-approval is not required because such non-audit services are de minimis under the rules of the SEC, in which case subsequent approval may be obtained. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Audit Committee at its scheduled meetings.

Regulatory Compliance and Other Matters

•	overseeing compliance with the requirements of the SEC for disclosure of auditor’s services and audit committee members, member qualifications and activities;

•	reviewing management’s monitoring of compliance with the Foreign Corrupt Practices Act;

•	providing a report for inclusion in the Company’s proxy statement in accordance with the rules and regulations of the SEC; and

•	establishing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

In addition, the Audit Committee shall have the resources as determined by the Audit Committee and the authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve fees and other retention terms, as appropriate, of outside legal, accounting or other advisors to advise or assist the Audit Committee in the performance of any of the responsibilities and duties set forth above without seeking approval of the Board or management.

Annual Meeting Proxy Card

A Election of Directors

PROPOSAL 1: TO ELECT DIRECTORS TO SERVE FOR THE ENSUING YEAR OR UNTIL THEIR RESPECTIVE SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

For Withhold

For Withhold

01. Arthur H. Reidel

02. Philippe O. Chambon

03. Robert B. Chess

04. Douglas E. Kelly

05. Dean O. Morton

06. Shawn M. O’Connor

07. Howard B. Rosen

B Issues

PROPOSAL 2: TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS PHARSIGHT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2006.

For Against Abstain

Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature 1

Signature 2

Date (dd/mm/yyyy)

+

Proxy - PHARSIGHT CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 11, 2005

The undersigned stockholder of Pharsight Corporation, a Delaware corporation (“Pharsight”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated July 7, 2005, and hereby appoints Shawn M. O’Connor and Cynthia Stephens, or either of them, as attorneys-in-fact and proxies, with full power of substitution, to vote all of the shares of stock of Pharsight which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Pharsight to be held on Thursday, August 11, 2005, at 10:30 a.m. Pacific time, at the offices of the Company located at 800 W. El Camino Real, Suite 200, Mountain View, California, 94040, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this proxy will be voted FOR the election of the director nominees listed in Proposal 1 and FOR Proposal 2, as more specifically described in the Proxy Statement. If specific instructions are indicated, this proxy will be voted in accordance therewith.

The Board of Directors unanimously recommends a vote FOR the election of the director nominees listed in Proposal 1 and FOR Proposal 2.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)